UNRIVALED BRANDS, INC.
3242 S. Halladay Street Santa Ana, CA 92705

April 11, 2022 (the “Effective Date”)
People’s California, LLC
Attn: Bernard Steimann
22 Executive Park, Suite 250
Irvine, CA 92614

Re: (1) Membership Interest Purchase Agreement, dated August 15, 2021, between Unrivaled Brands, Inc. (“Purchaser”), People’s California, LLC (“Owner”), and People’s First Choice, LLC (the “PFC”) (the “Primary MIPA”), (2) Membership Interest Purchase Agreement, dated November 22, 2021, between Purchaser, People’s Riverside, LLC (“People’s Riverside”), People’s Los Angeles, LLC (“People’s LA”), People’s Costa Mesa, LLC (“People’s CM”) and Owner (“Secondary MIPA”), and (3) Secured Promissory Note, dated November 22, 2021, given by Purchaser to Owner (“Note”). Purchaser, Owner, PFC, People’s Riverside, People’s LA, and People’s CM shall collectively be referred to herein as the “Parties” or individually as a “Party.”

Mr. Steimann:

Prior hereto, Owner, Purchaser and PFC entered into the Primary MIPA as well as several ancillary agreements, including, but not limited to, the Secondary MIPA and the Note. The Primary MIPA, the Secondary MIPA, the Note, and all other ancillary agreements referred to therein shall be collectively referred to herein as the “Closing Documents”. Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Closing Documents.

In recognition that Purchaser has failed to make certain payments due under the Note, Owner and Purchaser are entering into this first letter agreement (this “Agreement”). If Purchaser meets its obligations under Paragraph 1.a. of this Agreement, then the Parties agree that Purchaser will have cured the Notice of Default dated March 22, 2022. For purposes of clarity only, the payments provided for in Paragraph 1 of this Agreement shall be in satisfaction of all payments due under the Note on March 22, 2022, April 22, 2022, May 22, 2022 and June 22, 2022.
NOW, THEREFORE, the Parties agree as follows:
1.Payments.
a.Purchaser shall pay Owner Three Million Dollars ($3,000,000) within three (3) business days after the earlier of (i) the date that Purchaser receives any payment in connection with the sale of NuLeaf Sparks Cultivation LLC and NuLeaf Reno Production LLC, or (ii) April 15, 2022.
b.Purchaser shall pay Owner Five Million Dollars ($5,000,000) on June 1, 2022; provided, however, that such payment due date shall be extended to June 30, 2022, if Purchaser has entered into a term sheet procured by Purchaser’s financial advisor (“Advisor”) and mutually agreed upon by Owner and Purchaser, which agreement shall not be unreasonably withheld, for a debt facility of Fifteen Million Dollars ($15,000,000) or greater with an institutional investor or family office (the “Debt Facility”).

2.Lock Up. Owner shall no longer be subject to the requirements of Section 3 (Lock-Up Agreement) of the Stockholder Rights Agreement entered into in connection with the Primary MIPA. For avoidance of doubt, the remaining provisions of the Stockholder Rights Agreement, as well as any restrictions on transfer required by law, including without limitation Rule 144 under the Securities Act of 1933, as amended, shall continue in full force and effect.
3.Waiver of Claims and Defenses. If Purchaser fails to satisfy its obligations set forth in Paragraph 1 of this Agreement, then Owner shall continue to have its rights under the Note as to the past defaults and Purchaser shall waive all claims and defenses related to its liability under (i) the Note; (ii) the Security Agreement, dated November 22, 2021, between Purchaser and Owner (the “Security Agreement”); and (iii) the Guaranty and Security Agreement, dated November 22, 2021, between Owner and the “Guarantors” as that term is defined therein (the “G&S Agreement”).
4.Condition of Retail Assets Balance Sheets. Purchaser has provided Owner the balance sheet for PFC, attached hereto as Exhibit A, which demonstrates that the entity is not being unduly burdened with intercompany expenses. Owner’s rights and remedies protecting it from impairment of the Collateral securing the Note remain unchanged and remain in full force and effect. Purchaser agrees that should Owner be forced to execute on the Collateral, the Collateral will be returned to Owner in substantially the same financial condition as reflected in Exhibit A attached hereto.
5.Directors. Purchaser shall use reasonable efforts and all take all necessary action so that for the period from the Effective Date and until such time as Purchaser has satisfied all obligations arising under the Note, the board of directors of Purchaser shall be comprised of five (5) members, with two (2) members designated by Owner; provided, that, any board members designated by Owner shall be subject to approval by the remaining board members of Purchaser. Owner requires that the two resigning board members be Francis Knuettel II and Dallas Imbimbo.
6.Subordination of Note. Following receipt of the amounts set forth in Paragraph 1 above, Owner shall agree to subordinate the Note to the Debt Facility as well as take any other actions reasonably necessary to facilitate the issuance of such debt. The terms and conditions of the subordination shall be commercially reasonable as determined between Advisor and Owner.
7.Conversion of Note. Following the issuance of the Debt Facility, Owner will negotiate in good faith with Purchaser to convert, in Owner’s sole discretion, none, a portion, or all, of the remaining interest and principal of the Note to stock in Purchaser. Any outstanding amounts due under the Note shall remain secured and guaranteed by the Security Agreement and the G&S Agreement, subject to the Note subordination above, until and unless converted.
8.Notices. For notice purposes, the notice address for the Parties shall be as specified in the Closing Documents.
9.Governing Law. This Agreement shall be governed by the laws of the State of California, its rules of conflict of laws notwithstanding. The Parties agree and consent to the exclusive jurisdiction of the Federal and state courts located in Orange County, California, and any appellate court therefrom, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.
10.Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party delivered to the other Party, it being understood that the Parties need not sign the same counterpart. Copies of this Agreement with signatures transmitted electronically (e.g., pdf) will be deemed to be original signed versions of this Agreement. Should any dispute arise regarding the terms and conditions of this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs reasonably incurred in connection with such dispute. The prevailing Party shall be the party who the court/arbitrator determines has prevailed on the significant issues in the litigation with a focus on the result obtained.
This Agreement, together with the Closing Documents, embodies the entire agreement between the Parties and supersedes all prior agreements and understandings relating to the matters contained herein. This Agreement may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.
Please execute this Agreement where indicated below to signify your acceptance and agreement to the terms and provisions hereof.
Sincerely,

UNRIVALED BRANDS, INC.,
a Nevada corporation

By: _______________________________
Name: Tiffany Davis
Title: Chief Executive Officer

Received, Accepted and Agreed to as of the Effective Date
PEOPLE’S CALIFORNIA, LLC,
a California limited liability company

By:
Name: Bernard Steimann
Title: Managing Member